Exhibit 99.1
Media contact:
Robin J. Lampe
Phone: (785) 575-6468
Investor contact:
Adam M. Goldston
Phone: (310) 258-6502



                   PROTECTION ONE OUTLINES AMORTIZATION CHANGES
                        AND ANNOUNCES 3RD QUARTER RESULTS

     CULVER CITY, Calif., Nov. 13, 1999 (8 a.m. CST) -- Protection One, Inc. (NYSE:POI), the nation's second-largest provider of monitored services, today announced a loss of $16.9 million in the third quarter, excluding one-time and non-operating items, versus a $7.4 million loss in the second quarter of 1999.

     Related to its third quarter, Protection One also addresses in this news release:
     - Change in accounting principle for customer accounts;
     - Customer attrition and new customer creation initiatives;
     - Third-quarter financial highlights; and
     - Credit facility.

Change in Accounting Principle

     Protection One today announced it has changed its accounting principle used to amortize customer accounts, addressing an issue it has been discussing with the staff of the Securities and Exchange Commission (SEC).
      "We have worked closely with our outside independent auditors to address the technical accounting issues the SEC has raised with regard to the amortization of customers' accounts," said John E. Mack III, chief executive officer of Protection One.

     The company's amortization methodology has changed from a 10-year straight line method to a 10-year accelerated amortization method for two of three distinct customer pools being established. The company has adopted a 130 percent declining balance method for its North America accounts and 125 percent declining balance method for the Europe subscribers. Protection One will continue to use a 10-year straight line amortization method for its Network Multifamily accounts.
     The effect of the change in accounting principle increased amortization expense reported in the third quarter by $47 million. The accumulated amortization would have been approximately $41 million higher on the balance sheet if the company had used the declining balance method through the end of the second quarter of 1999.
     The amortization issue has been the subject of review by the SEC staff since April. While the company believes this change in accounting principle addresses the issue, the SEC has not indicated it concurs with, nor has the SEC determined not to object to, the accounting changes the company is making.
     In addition, the company restated its results to reflect changes to the original purchase price allocation for the Multifamily business by increasing the amount allocated to subscriber accounts by approximately $19 million and reducing recorded goodwill. This increases annual amortization costs by approximately $900,000, net of taxes.

Customer Attrition and Creation

     The company's total customer attrition rate increased from 10.5 percent to 12.2 percent for the trailing twelve months and from an annualized 14.3 percent for the second quarter to an annualized 16.0 percent for the third quarter. As of September 30, the company's customer base decreased slightly from June 30, from 1.653 million to 1.643 million, but increased 12.5 percent when compared with last year's third-quarter base of 1.460 million.

     Focusing on lowering the cost it pays to create customers, the company announced several initiatives during the third quarter. In September, Protection One announced its agreement with Paradigm Direct, a multifaceted national direct marketing company, with the purpose of acquiring up to 50,000 monitored security accounts within the next year at a cost of $775 per account or 23.5 times monthly recurring revenues. This agreement is expected to reduce Protection One's cost to add new customers.
     Paradigm Direct is launching pilot programs this month in Ft.
Lauderdale, Miami, Dallas, Houston, San Diego and the metropolitan Los Angeles area.
     The company also announced changes in its dealer program designed to increase the quality of customer accounts acquired and reduce the cost of the program. Dealers are being advised that existing agreements will not be renewed on current terms and conditions and customer credit standards are being tightened to better coincide with the cost of the account.
     Acquisitions of customers through the company's dealer program decreased in the third quarter 1999 to 45,000 customers compared with 64,000 customers in the second quarter 1999. The company has reduced the number of accounts being purchased from dealers each month from 25,000 in March to 10,600 in October.

Third-Quarter Highlights

     The net loss for the third quarter of 1999 was $41.0 million, or $0.32 per share. The adjusted net loss, excluding the increased customer amortization expense, a one-time gain for the sale of the Mobile Services Group and nonrecurring and non-operating items, is $16.9 million.

     Third-quarter financial results are calculated as follows:

   *$(41.0)      reported net loss
      30.4       increased amortization expense
     (11.2)      one-time gain from Mobile Services sale
       4.9       one-time and non-operating items recognized in third quarter
   $ (16.9)      adjusted net loss                     *(dollars in millions)


     Compared with the third-quarter 1998, revenues increased 48 percent to $153.1 million and earnings before interest, taxes, depreciation and amortization (EBITDA), excluding one-time expenses, was $46.5 million or 30 percent of total revenues. Compared with the second quarter 1999, revenues increased 1.5 percent and EBITDA decreased 20.2 percent.
     Adjusted net income (loss), defined as net income (as reported) plus goodwill amortization, was $(33.7) million for the third quarter 1999 compared with break even adjusted net income, or $0.00 per share, for second quarter 1999 and $12.2 million, or $0.10 per share, for third quarter 1998.
     Cash flow, defined as net loss (as reported) plus depreciation and amortization, was $53.3 million, or $0.42 per share, in the third quarter 1999, compared with $37.5 million in the second quarter 1999, or $0.29 per share, and $32.7 million, or $0.26 per share, in the third quarter 1998.

Credit Facility

     As previously disclosed, the company's senior credit facility lenders have waived compliance with the leverage and interest coverage ratio covenants through December 3, 1999. The company continues to work with the lenders to resolve this issue. For further discussion of the company's credit facility, including the lender's request for credit support from Western Resources or its affiliates, see the company's quarterly report on Form 10-Q for the quarter ended September 30, 1999.

     Protection One, one of the leading residential security alarm companies in the United States, provides monitoring and related security services to more than 1.6 million residential and commercial subscribers in North America and Europe.

     Statements contained in this press release concerning statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Certain information in this release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor protections of that Act. Other risks and uncertainties are described in Protection One's 1998 Form 10-K/A filed with the Securities and Exchange Commission on June 2, 1999, and quarterly reports on Form 10-Q filed on May 17, 1999, August 16, 1999 and November 12, 1999. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


                              -- Tables Follow

                       Protection One and Subsidiaries

                   Summary Balance Sheet and Cash Flow Data
                            (Dollars in thousands)

Balance Sheet Data:
                                           September 30,      December 31,
                                               1999               1998
Assets
Current assets                              $   218,583       $   187,840
Property and equipment, net                      59,671            46,959
Customer accounts, net                        1,164,412         1,031,956
Goodwill and trademarks, net                  1,118,678         1,175,153
Other assets                                     44,321            68,528
                                            $ 2,605,665       $ 2,510,436

Liabilities and Stockholders' Equity
Current liabilities                         $   238,702       $   235,991
Long term debt, net of current portion        1,074,731           926,971
Other liabilities                                 3,154             3,238
   Total liabilities                          1,316,587         1,166,200

Stockholders' equity                          1,289,078         1,344,236
                                            $ 2,605,665       $ 2,510,436


Cash Flow Data:
                                           Three Months Ended September 30,
                                                1999              1998
Net cash provided by operating activities   $     4,003       $    25,038

Net cash used in investing activities       $   (47,648)      $  (305,761)

Net cash provided by financing activities   $    44,693       $   278,689

                       Protection One and Subsidiaries

                          Summary Income Statement
       (Dollars in thousands, except per share and subscriber amounts)

                                        Three Months Ended September 30,
                                               1999              1998
Revenues:
  Monitoring and related services           $ 131,220         $  96,527
  Installation and other                       21,911             6,734
     Total Revenues                           153,131           103,261

Cost of revenues:
  Monitoring and related services              39,631            27,159
  Installation and other                       10,181             5,396
     Total Cost of Revenues                    49,812            32,555

     Gross Profit                             103,319            70,706

Selling, general and administrative expense    50,203            23,454
Acquisition and transition expense             10,298             4,970
Amortization of intangibles and
  depreciation expense                         94,250            31,761
Employee severance cost                         2,309              -
     Operating income                         (53,741)           10,521

Other (income)/expense:
  Interest expense, net                        22,319             7,875
  Interest expense to parent, net                -                4,554
  Gain on sale of Mobile Services Group       (17,249)             -
  Other                                           945            (7,372)
     Income (loss) before income taxes        (59,756)            5,464
Income tax (expense)/benefit                   18,770            (4,489)

  Net income (loss)                           (40,986)              975

Net income (loss) per common share              (0.32)             0.01

Net loss before one-time and
  non-operational items                       (16,854)           (6,025)

Net loss before one-time and
  non-operational items per share               (0.13)            (0.05)









Other data:

EBITDA (1)                                     46,509            42,282
Cash Flow per share (2)                          0.42              0.26
Adjusted Net Income/(Loss) (3)                (33,747)           12,195
Adjusted Net Income/(Loss)  per share           (0.27)             0.10
End of period Monitoring/related
  service revenue                              43,908            35,450
End of period subscribers                   1,642,669         1,459,566


(1) - For 1999, excludes a charge of $3.691 million related to the Lifeline Systems, Inc. proposed merger which was terminated during the quarter.
(2) - Cash flow is defined as net income (loss) as reported, plus depreciation and amortization.
(3) - Adjusted net income is defined as net income (loss) as reported, plus goodwill amortization.